Exhibit 99.1

Recro Pharma Reports Positive Top-Line Results for Phase II

Clinical Trial of IV Meloxicam

IV Meloxicam Well Tolerated with Statistically Significant Analgesic Effect Reported

Company on Track to Initiate Pivotal Phase III in 1Q 2016

MALVERN, PA, January 6, 2016 – Recro Pharma, Inc. (Nasdaq: REPH), a revenue generating specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, today announced positive results from its Phase II clinical trial evaluating intravenous (IV) meloxicam for the treatment of acute pain following bunionectomy surgery. The primary objective of the trial was to evaluate the safety of IV meloxicam when administered as a bolus injection (over 15-30 seconds) and the primary efficacy endpoint was evaluation of Summed Pain Intensity Difference over 48 hours (SPID48) scores and secondary endpoints evaluated additional efficacy parameters and pharmacokinetics.

Safety

The safety results demonstrated that IV meloxicam was well tolerated with no serious adverse events, bleeding events or injection site reactions. The most common adverse events (AEs) were nausea, headache, dizziness, pruritus and vomiting, and were comparable to the placebo group. There were no discontinuations due to AEs. The majority of treatment emergent AEs (TEAEs) were mild in nature and determined by investigators to be “not related” or “possibly related” to study drug. There were no vital signs changes that necessitated treatment. There were no observed changes in the evaluation of ECGs. No clinically meaningful lab changes were observed in the meloxicam treatment groups.

Efficacy

The primary efficacy endpoint of the trial was SPID48 (0-48). Secondary efficacy endpoints included use of opioid rescue medication, SPIDs over various time intervals, and patient global assessment (PGA) of pain control. Both the 30mg and 60mg IV meloxicam treatment arms demonstrated statistically significant reductions in pain intensity, as measured by SPID48 (p=0.007 and p=0.0027, respectively) compared to placebo. Although there were observed differences in opioid consumption among the meloxicam dose groups and the placebo group, in general these differences did not meet statistical significance.

“These Phase II bunionectomy results demonstrate favorable tolerability of an IV bolus of meloxicam and its statistically significant efficacy in a post-operative orthopedic surgery population,” said Gerri Henwood, Recro Pharma’s President and Chief

Executive Officer. “The results of this trial, together with the previously reported positive Phase II data in patients undergoing hysterectomy, dental extraction, and laparoscopic abdominal surgeries, suggest that once-daily IV meloxicam has robust analgesic potential and this establishes the basis for our planned pivotal Phase III trials which we expect to initiate during the first quarter of 2016.”

The Phase II trial was a randomized, single-center, double-blind, placebo-controlled study that enrolled a total of 59 patients. Patients who met the eligibility criteria were randomized to receive either IV meloxicam (30mg or 60mg dosage groups) or placebo once daily for two days. Following the beginning of treatment, patients remained under observation for 48 hours at study centers. Patients were followed for 7 days after the initial dose of study medication. There was an oral opioid rescue treatment available to all patients, if required.

Bunionectomy surgery generally involves an incision in the top or side of the big toe joint and the removal or realignment of soft tissue and bone. This is done to relieve pain and restore normal alignment to the joint. Bunionectomy surgery typically results in intense post operative pain. In the past, drugs that have demonstrated analgesic effectiveness following bunionectomy surgery have frequently translated that analgesic success into other post operative procedures that result in moderate to severe, acute pain.

About IV/IM Meloxicam

Meloxicam is a long-acting, preferential COX-2 inhibitor that possesses anti-inflammatory, analgesic, and antipyretic activities, which are believed to be related to the inhibition of cyclooxygenase (COX) and subsequent reduction in prostaglandin biosynthesis. Meloxicam has been marketed by Boehringer Ingelheim Pharmaceuticals, Inc. since the 1990’s as an oral agent, Mobic®. IV/IM meloxicam was designed using NanoCrystal® platform, a technology that enables enhanced bioavailability of poorly water-soluble drug compounds. Recro acquired IV/IM meloxicam from Alkermes in April 2015.

About Recro Pharma, Inc.

Recro Pharma is a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of pain. Recro Pharma is currently developing IV/IM meloxicam, a proprietary, long-acting preferential COX-2 inhibitor for treatment of acute postoperative pain, and Dex-IN, a proprietary intranasal formulation of dexmedetomidine, for the treatment of peri-procedural pain. Both compounds have successfully completed Phase II clinical trials. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress, while maintaining analgesic effect.

Recro Pharma also owns and operates an 87,000 square foot, DEA-licensed facility that manufactures five commercial products and receives manufacturing revenues and royalties associated with the sales of these products.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro Pharma’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s performance to differ materially from those expressed in, or implied by, these forward looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of IV/IM meloxicam and Dex-IN; the ability to obtain and maintain regulatory approval of IV/IM meloxicam and Dex-IN, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the Company’s ability to pay its debt; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of IV/IM meloxicam and Dex-IN. In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

CONTACT:

Argot Partners

Susan Kim

(212) 600-1902

susan@argotpartners.com

3